Exhibit 5.1

[Husch Blackwell LLP letterhead]

4801 Main Street, Suite 1000

Kansas City, MO 64112

816.983.8000

huschblackwell.com

May 11, 2012

O’Reilly Automotive, Inc.

233 South Patterson

Springfield Missouri 65802

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for O’Reilly Automotive, Inc., a Missouri corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 10,000,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), reserved for issuance under the Company’s 2012 Incentive Award Plan (the “Plan”).

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri dated May 7, 2012. We have also reviewed the organizational documents of the Company, including the Articles of Incorporation and the Bylaws as amended to date. We have also examined copies of resolutions certified by the Secretary of the Company and adopted by written consent of the Board of Directors of the Company on February 24, 2012. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of May 11, 2012. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Plan, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

We are members of the Bar of the State of Missouri and do not express any opinion with respect to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Missouri. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Respectfully submitted,

/s/ Husch Blackwell LLP
HUSCH BLACKWELL LLP